UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 27, 2023

Performant Financial Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-35628	20-0484934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
900 South Pine Island Road
Plantation, FL 33324
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (925)  960-4800

N/A
(Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $.0001 per share	PFMT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement.
On October 27, 2023 (the “Closing Date”), Performant Financial Corporation, a Delaware corporation (the “Company”) entered into a Credit Agreement, among the Company and its subsidiaries party thereto, as borrowers, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent (the “Credit Agreement”). The Credit Agreement includes a $25 million revolving loan commitment, subject to borrowing base limitations based on a percentage of applicable eligible receivables and contract assets, of which $5 million was advanced on the Closing Date. A portion of the revolving loan commitment of up to $2.5 million is available for the issuance of letters of credit. Subject to certain customary exceptions, the Company’s existing and future, direct or indirect, domestic subsidiaries will be jointly and severally obligated as borrowers or guarantors for the obligations under the Credit Agreement. The obligations of the Company under the Credit Agreement are secured by liens on substantially all of the assets of the Company and each of its existing subsidiaries (and subject to customary exceptions, will be secured by the assets of future subsidiaries).
The Credit Agreement matures on October 27, 2026. A portion of the proceeds from the initial borrowing under the Credit Agreement were used by the Company, together with cash on hand, to refinance its credit agreement dated as of December 17, 2021, with U.S. Bank National Association in its capacity as successor administrative agent to MUFG Union Bank, N.A. (as amended, the “Existing Credit Agreement”), and to pay fees and expenses in connection with the Credit Agreement.
The Company may, at its option, prepay borrowings under the Credit Agreement, in whole or in part, at any time and from time to time without premium or penalty (except in certain circumstances). Borrowings under the Credit Agreement are also subject to mandatory prepayment in the event that outstanding borrowings and letter of credit usage exceed the lesser of the aggregate revolving loan commitments and the borrowing base then in effect.
The Company may also increase commitments under the Credit Agreement in an aggregate principal amount of up to $10 million by obtaining additional commitments from lenders, subject to obtaining commitments from any participating lenders and certain other conditions. Under the Credit Agreement, loans generally may bear interest based on term SOFR (the secured overnight financing right) or an annual base rate, as applicable, plus, in each case, an applicable margin based on the Company’s average borrowing availability each quarter under the Credit Agreement that may range between 2.50% per annum and 3.00% per annum, in the case of term SOFR loans and between 1.50% per annum and 2.00% per annum in the case of base rate loans. In addition, a commitment fee of 0.50% per annum based on unused availability of the credit facility is also payable.
The Credit Agreement contains certain customary representations, warranties, and affirmative and negative covenants of the Company and its subsidiaries that restrict the Company’s and its subsidiaries’ ability to take certain actions, including, incurrence of indebtedness, creation of liens, making certain investments, mergers or consolidations, dispositions of assets, assignments, sales or transfers of equity in subsidiaries, repurchase or redemption of capital stock, entering into certain transactions with affiliates, or changing the nature of the Company’s business. The Credit Agreement also contains financial covenants, which require the Company to maintain a minimum amount of liquidity and a consolidated fixed charge coverage ratio of not less than 1.25 to 1.00, provided that the fixed charge coverage ratio is only applicable when borrowing availability falls below a certain threshold. The obligations under the Credit Agreement may be accelerated or the commitments terminated upon the occurrence of events of default under the Credit Agreement, which include payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations or warranties, bankruptcy and insolvency related defaults, cross defaults to other material indebtedness, defaults arising in connection with changes in control, and other customary events of default.
The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, which is attached hereto as Exhibit 10.1, which is incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement.
On October 27, 2023, the Company terminated the Existing Credit Agreement. As a result, all outstanding obligations of the Company under the Existing Credit Agreement have been paid.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Form 8-K is incorporated by reference herein in its entirety.

Item 9.01	Financial Statements and Exhibits.
(d)Exhibits

10.1
Credit Agreement, dated as of October 27, 2023, among the Company and its subsidiaries party thereto, as borrowers, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: November 1, 2023

PERFORMANT FINANCIAL CORPORATION

By:	/s/Rohit Ramchandani
Rohit Ramchandani
Chief Financial Officer